UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 November 28, 2017 Date of Report (Date of earliest event reported)

Commission File Number	Exact Name of Registrant as Specified in Its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
1-16169	EXELON CORPORATION	23-2990190
(a Pennsylvania corporation) 10 South Dearborn Street P.O. Box 805379 Chicago, Illinois 60680-5379 (800) 483-3220
333-85496	EXELON GENERATION COMPANY, LLC	23-3064219
(a Pennsylvania limited liability company) 300 Exelon Way Kennett Square, Pennsylvania 19348-2473 (610) 765-5959

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether any of the registrants are emerging growth companies as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if any of the registrants have elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement
On November 28, 2017, ExGen Renewables IV, LLC (the “Borrower”) (an indirect subsidiary of Exelon Corporation and Exelon Generation Company, LLC (the “Sponsor”)) successfully completed the closing of a $850 million senior secured term loan credit facility established pursuant to a Credit Agreement, dated as of November 28, 2017 (the “Credit Agreement”), among the Borrower,  ExGen Renewables IV Holding, LLC (“Holdings”), the lenders party, Morgan Stanley Senior Funding, Inc., as administrative agent, and Wilmington Trust, National Association, as the depositary bank and collateral agent, and the other agents party thereto.
The Borrower’s obligations under the Credit Agreement are fully and unconditionally guaranteed by Holdings (the Borrower’s direct parent) and ExGen Renewables Holdings, LLC (“ExGen Holdings”; and together with the Borrower and Holdings, the “Loan Parties”), a direct subsidiary of the Borrower.  Holdings and ExGen Holdings guarantee the obligations of the Borrower with respect to the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement, the “Loan Documents”). The obligations of the Loan Parties under the Credit Agreement and the other Loan Documents are secured by collateral (as defined in the Credit Agreement) owned or held by the Loan Parties as and to the extent provided for in the Credit Agreement and the other Loan Documents.
The term loans (the “Term Facility”) were made pursuant to the Credit Agreement in a single borrowing of $850 million on November 28, 2017.  The Borrower received net proceeds of approximately $785 million from the Term Facility, after deducting original discount and estimated costs, fees and expenses incurred in connection with the execution and delivery of the Credit Agreement and the transactions contemplated thereby. It is expected that the Borrower will distribute the net proceeds from the offering to the Sponsor for its general corporate purposes.
The interest rate on the Term Facility will accrue interest at a rate equal to the LIBOR Rate (as defined in the Credit Agreement) plus 3.00% or Base Rate (as defined in the Credit Agreement) plus 2.00%.
The interest rate on the Term Facility is payable quarterly in arrears on each Quarterly Payment Date and on the Maturity Date (each, as defined in the Credit Agreement), commencing on February 28, 2018. The Term Facility is scheduled to mature, and the principal of the Term Facility is due and payable, on November 28, 2024, seven (7) years after the Closing Date (as defined in the Credit Agreement).
The Credit Agreement contains provisions for acceleration of the maturity and mandatory prepayment of the Term Facility and other obligations thereunder upon the occurrence of certain stated events and also for optional prepayments on account of principal of the Term Facility prior to the maturity thereof upon the terms and conditions specified therein.  In addition, the Credit Agreement and the other Loan Documents contain customary covenants by the Borrower and Holdings (on their own behalf and, in certain circumstances, on behalf of their subsidiaries) and default provisions for the benefit of the lenders.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On November 28, 2017, the Borrower successfully completed the closing of an $850.0 million senior secured term loan credit facility established pursuant to the Credit Agreement. See Item 1.01 for information regarding the Credit Agreement.

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This combined Form 8-K is being furnished separately by Exelon Corporation and Exelon Generation Company, LLC (the “Registrants”). Information contained herein relating to any individual Registrant has been furnished by such Registrant on its own behalf. No Registrant makes any representation as to information relating to any other Registrant.
This Current Report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as those discussed in (1) Registrants’ 2016 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 24; (2) Registrants’ Third Quarter 2017 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors; (b) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) Part I, Financial Information, ITEM 1. Financial Statements: Note 18; and (3) other factors discussed in filings with the Securities and Exchange Commission by the Registrants. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELON CORPORATION

/s/ Jonathan W. Thayer
Jonathan W. Thayer
Senior Executive Vice President and Chief Financial Officer
Exelon Corporation

EXELON GENERATION COMPANY, LLC

/s/ Bryan P. Wright
Bryan P. Wright
Senior Vice President and Chief Financial Officer
Exelon Generation Company, LLC

November 30, 2017